EXHIBIT 15

September 5, 2006

Ross Stores, Inc.
Pleasanton, California

We have reviewed, in accordance with standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Ross Stores, Inc. and subsidiaries for the three and six-month periods ended July 29, 2006 and July 30, 2005, as indicated in our report dated September 5, 2006; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended July 29, 2006, is incorporated by reference in Registration Statements No. 33-61373, No. 33-51916, No. 33-51896, No. 33-51898, No. 33-41415, No. 33-41413, No. 33-29600, No. 333-56831, No. 333-06119, No. 333-34988, No. 333-51478, and No. 333-115836 of Ross Stores, Inc., all on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Yours truly,

/s/Deloitte & Touche LLP